Exhibit 4.3
FIFTH AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

This Fifth Amended and Restated Distribution Reinvestment Plan (the “Plan”) is adopted by JLL Income Property Trust, Inc. (the “Company”), effective as of May 22, 2026. This Plan supersedes and replaces the Fourth Amended and Restated Distribution Reinvestment Plan previously adopted by the Company, which was effective as of October 7, 2025. Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Company’s charter, as amended or restated from time to time (the “Charter”).

1.    Distribution Reinvestment. As agent for the stockholders (the “Stockholders”) of the Company who purchase Common Shares (collectively, the “Shares”) pursuant to a public or private offering of the Company and who do not opt out of participating in the Plan (or, in the case of Stockholders who reside in states or are clients of participating broker-dealers that do not permit automatic enrollment in the Plan and who affirmatively elect to participate in the Plan), the Company will apply all cash dividends and other distributions declared and paid in respect of the Shares held by each participating Stockholder and attributable to the class of Shares held by such Stockholder (the “Dividends”), including Dividends paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such Stockholder.

Additionally, as agent for the holders (the “Holders”) of partnership units (the “OP Units”) of JLLIPT Holdings LP (the “Partnership”) who acquire such OP Units as a result of any transaction of the Partnership, and who elect to participate in the Plan (together with the participating Stockholders, the “Participants”), the Partnership will apply all cash distributions declared and paid in respect of the OP Units held by each Holder (the “Distributions”), including Distributions paid with respect to any full or fractional OP Units, to the purchase of Shares having a class designation that corresponds to the applicable class of such OP Units to which such Distributions are attributable, all in accordance with the terms of the limited partnership agreement of the Partnership as then in effect.

2.    Procedure for Participation. Any Stockholder or Holder who is not already a Participant may elect to become a Participant by completing and executing a subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company, the Partnership, the Company’s transfer agent, the dealer manager for the Company’s public or private offerings or any soliciting dealer participating in the distribution of the Company’s public or private offerings. Participation in the Plan will begin with the next Dividend or Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Dividends or Distributions are paid by the Company or the Partnership, as the case may be. The Company may elect to deny participation in the Plan with respect to a Stockholder or Holder that resides in a jurisdiction or foreign country where, in the Company’s judgment, the burden or expense of compliance with applicable securities laws makes participation impracticable or inadvisable.

3.    Suitability. Each Participant is requested to promptly notify the Company in writing if the Participant experiences a material change in such Participant’s financial condition, including the failure to meet (i) the income, net worth and investment concentration standards imposed by such Participant’s state of residence and as set forth in the Company’s most recent prospectus, as contained in any registration statement filed by the Company with the Securities and Exchange Commission (the “SEC”), (ii) the investor suitability standards, including qualification as an accredited investor (as defined by Rule 501(a) of the Securities Act of 1933, as amended (the “Securities Act”)), as set forth in any private placement memorandum with respect to any current or future unregistered private offering of Shares or OP Units, or (iii) any other standards or requirements set forth in any subscription enrollment form or other authorization form. For the avoidance of doubt, this request in no way shifts the responsibility of the Company’s sponsor, or any other person selling Shares on behalf of the Company, to the Participant, to make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment based on information provided by such Participant.

4.    Purchase of Shares.

(a)    Participants will acquire Shares pursuant to the Plan at a price equal to the NAV per Share applicable to the class of Shares purchased by the Participant, calculated as of the distribution date in accordance with the Company’s valuation guidelines. No selling commissions will be payable with respect to Shares purchased pursuant to the Plan.

Participants in the Plan may purchase fractional Shares so that 100% of the Dividends or Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Shares to the extent that any such purchase would cause such Participant to exceed the Aggregate Share Ownership Limit or the Common Share Ownership Limit as set forth in the Charter or otherwise would cause a violation of the Share ownership restrictions set forth in the Charter.

(b)    Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from: (i) Shares that are or will be registered with the SEC for issuance pursuant to the Plan, (ii) Shares purchased by the Company for issuance pursuant to the Plan in a secondary market (if available) or on a stock exchange (if listed) (collectively, the “Secondary Market”), or (iii) Shares that have not been registered under the Securities Act, or the securities laws of any state, and which will be issued in reliance upon exemptions from the registration requirements of the Securities Act and such state securities laws.

(c)    Shares purchased in any Secondary Market will be purchased at the then-prevailing market price for Shares of the class purchased, which price will be utilized for purposes of issuing Shares in the Plan. Shares acquired by the Company in any Secondary Market may be at prices lower or higher than the Share price that will be paid for Shares of that class pursuant to a public or private offering of the Company.

(d)    If the Company acquires Shares in any Secondary Market for issuance pursuant to the Plan, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available for Shares of the class acquired. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the Plan will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in any Secondary Market or register for Shares in the Plan, the Company is in no way obligated to do either, but may do so in its sole discretion.

5.    Taxes. THE REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DIVIDENDS AND DISTRIBUTIONS. ADDITIONAL INFORMATION REGARDING POTENTIAL INCOME TAX LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SEC.

6.    Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

7.    Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide each Participant an individualized report describing, as to such Participant: (a) the Dividends and Distributions reinvested during the year; (b) the number and class of Shares purchased during the year; (c) the per share purchase price for such Shares; and (d) the total number of Shares purchased on behalf of the Participant under the Plan.

8.    Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering written notice to the Company or by contacting the Participant’s investment advisor. The termination will be effective 10 days from the receipt by the Company of written notice. Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If the Company repurchases a portion of a Participant’s Shares, the Participant’s participation in the Plan with respect to the Participant’s Shares which were not repurchased will not be terminated unless the Participant requests such termination in accordance with the requirements of this Section 8. If a Participant terminates Plan participation, the Company may, at its option, ensure that the terminating Participant’s account will reflect the whole number of Shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, Dividends and/or Distributions will be distributed to the Stockholder or Holder in cash.

9.    Amendment, Suspension or Termination by the Company. The Board of Directors may by majority vote amend the Plan; provided that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 days prior to the effective date of that amendment. The Board of Directors may by majority vote (including a majority of the Independent Directors) suspend or terminate the Plan for any reason upon 10 days’ written notice to the Participants. The Company may provide notice under this Section 9 by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the Participants.

10.    Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account.

3